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                                                                      Exhibit 99

[LOGO OF BAY VIEW CAPITAL CORPORATION]

                                                           [LOGO OF NEWSRELEASE]

                                                     Contact: David A. Heaberlin
                                                             (415) 312-7272

FOR IMMEDIATE RELEASE

June 19, 1996

         BAY VIEW CAPITAL CORPORATION ANNOUNCES THE COMPLETION OF THE
                        ACQUISITION OF CTL CREDIT, INC.

     San Mateo, California -- Bay View Capital Corporation (NASDAQ: BVFS), the holding company for Bay View Federal Bank, and CTL Credit, Inc. (NASDAQ: CTLI), the holding company for California Thrift and Loan, today announced the completion of the acquisition of CTL Credit Inc. by Bay View Capital Corporation on June 14, 1996. At the close of the transaction, California Thrift and Loan became a stand-alone subsidiary of Bay View Capital Corporation and a sister-bank to Bay View Federal Bank. The former shareholders of CTL Credit, Inc. are entitled to receive $18.00 in cash, without interest, for each CTL share they held.

     The acquisition will be announced for as a purchase effective June 1, 1996. The results of operations of California Thrift and Loan are not expected to have a significant impact on the consolidated results of operations of Bay View Capital Corporation in the second quarter of 1996.

     Headquartered in San Mateo, California, the combined company has total assets of approximately $3.5 billion. California Thrift and Loan is headquartered in Santa Barbara, California and operates 19 offices throughout California and the Western United States. Bay View Federal Bank operates 26 full service community Banking centers throughout the San Francisco Bay Area.